EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2022 Results
•Declared quarterly distribution of $0.4714 per unit; 31st consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the first quarter of 2022 of $16.2 million, or $0.46 per limited partner unit, an increase of $1.1 million compared to first quarter 2021 net income of $15.1 million. The Partnership's net income in the first quarter of 2022 was the result of strong production volumes and solid margins on third-party sales. The first quarter of 2021 was impacted by Winter storm Uri and benefited from a $9.7 million buyer deficiency fee as well as recovery of certain other costs from Westlake Corporation ("Westlake") attributable to a related unplanned outage. Cash flows from operating activities in the first quarter of 2022 were $104.8 million, a decrease of $50.6 million compared to first quarter 2021 cash flows from operating activities of $155.4 million. The decrease was due to the timing of payments from Westlake related to the 2021 buyer deficiency and turnaround costs. For the three months ended March 31, 2022, MLP distributable cash flow was $19.3 million, an increase of $3.1 million compared to first quarter 2021 MLP distributable cash flow. The increase in MLP distributable cash flow was primarily attributable to the higher earnings at OpCo as well as reduced contributions to turnaround reserves.
"The Partnership's performance in the first quarter of 2022 reflects strong production volumes following the turnaround of our Petro 2 ethylene facility in Lake Charles, Louisiana in the second half of 2021. We are well positioned to deliver solid cash flows as we continue to benefit from strong production paired with our sales agreement with Westlake that delivers a fixed margin on 95% of our production as well as favorable margin on third party sales during the first quarter," said Albert Chao, President and Chief Executive Officer. "As we look at the full year of 2022, we are excited about the strong underlying fundamentals of the Partnership and continuing to deliver a premium value and predictable cash flows to our unitholders."
On May 2, 2022, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the first quarter of 2022 of $0.4714 per unit to be payable on May 26, 2022 to unitholders of record as of May 12, 2022, representing the 31st consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.10x the declared distributions for the first quarter of 2022.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the ability to deliver value and cash flows, the expectation that strong production will continue and the expectation for sustained performance are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC in March 2022.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2022 results will be held Tuesday, May 3, 2022 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 673 90 02.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, May 10, 2022. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 673 90 02.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/zeeudc2d and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2022	2021

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$290,657	$219,803
Net co-product, ethylene and other sales—third parties	71,743	48,404
Total net sales	362,400	268,207
Cost of sales	270,961	180,508
Gross profit	91,439	87,699
Selling, general and administrative expenses	8,227	8,673
Income from operations	83,212	79,026
Other income (expense)
Interest expense—Westlake	(2,199)	(2,236)
Other income (expense), net	(25)	7
Income before income taxes	80,988	76,797
Income tax provision	163	175
Net income	80,825	76,622
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	64,631	61,476
Net income attributable to Westlake Partners	$16,194	$15,146

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.46	$0.43

Distributions declared per unit	$0.4714	$0.4714

MLP distributable cash flow	$19,291	$16,245

Distributions declared
Limited partner units—publicly and privately held	$9,943	$9,936
Limited partner units—Westlake	6,657	6,657
Total distributions declared	$16,600	$16,593
EBITDA	$114,469	$106,575

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2022	December 31, 2021

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$19,234	$17,057
Receivable under the Investment Management Agreement—Westlake	111,224	106,243
Accounts receivable, net—Westlake	109,732	142,791
Accounts receivable, net—third parties	26,412	5,825
Inventories	7,887	8,898
Prepaid expenses and other current assets	238	396
Total current assets	274,727	281,210
Property, plant and equipment, net	1,030,571	1,043,539
Other assets, net	149,068	155,949
Total assets	$1,454,366	$1,480,698

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$76,944	$106,796
Current debt payable to Westlake	377,055	—
Long-term debt payable to Westlake	22,619	399,674
Other liabilities	1,516	1,530
Total liabilities	478,134	508,000
Common unitholders—publicly and privately held	481,550	481,796
Common unitholder—Westlake	54,591	54,754
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	293,569	293,978
Noncontrolling interest in OpCo	682,663	678,720
Total equity	976,232	972,698
Total liabilities and equity	$1,454,366	$1,480,698

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2022	2021

	(In thousands of dollars)
Cash flows from operating activities
Net income	$80,825	$76,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,282	27,542
Net loss on disposition and other	3,962	1,462
Other balance sheet changes	(11,259)	49,782
Net cash provided by operating activities	104,810	155,408
Cash flows from investing activities
Additions to property, plant and equipment	(20,342)	(12,748)
Maturities of investments with Westlake under the Investment Management Agreement	50,000	—
Investments with Westlake under the Investment Management Agreement	(55,000)	(64,000)
Other	—	126
Net cash used for investing activities	(25,342)	(76,622)
Cash flows from financing activities
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(60,688)	(62,058)
Quarterly distributions to unitholders	(16,603)	(16,593)
Net cash used for financing activities	(77,291)	(78,651)
Net increase in cash and cash equivalents	2,177	135
Cash and cash equivalents at beginning of period	17,057	17,154
Cash and cash equivalents at end of period	$19,234	$17,289

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WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2021	2022	2021

	(In thousands of dollars)
Net cash provided by operating activities	$21,862	$104,810	$155,408
Changes in operating assets and liabilities and other	116,532	(23,985)	(78,786)
Net Income	138,394	80,825	76,622
Add:
Depreciation, amortization and disposition of property, plant and equipment	28,442	34,253	28,898
Less:
Contribution to turnaround reserves	(44,500)	(7,204)	(12,332)
Maintenance capital expenditures	(46,350)	(13,453)	(11,743)
Distributable cash flow attributable to noncontrolling interest in OpCo	(60,689)	(75,130)	(65,200)
MLP distributable cash flow	$15,297	$19,291	$16,245

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2021	2022	2021

	(In thousands of dollars)
Net cash provided by operating activities	$21,862	$104,810	$155,408
Changes in operating assets and liabilities and other	116,532	(23,985)	(78,786)
Net Income	138,394	80,825	76,622
Less:
Other income (expense), net	10	(25)	7
Interest expense	(2,166)	(2,199)	(2,236)
Income tax provision	(216)	(163)	(175)
Income from operations	140,766	83,212	79,026
Add:
Depreciation and amortization	25,984	31,282	27,542
Other income (expense), net	10	(25)	7
EBITDA	$166,760	$114,469	$106,575